Exhibit 99.1

March 9, 2011

John Lowber, (907) 868-5628; jlowber@gci.com
Bruce Broquet, (907) 868-6660; bbroquet@gci.com
David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE

GCI REPORTS 2010 FINANCIAL RESULTS

•	Consolidated revenue of $651.3 million
•	Adjusted EBITDA of $221.5 million
•	Net income of $9.0 million or $0.17 per diluted share

ANCHORAGE, AK – General Communication, Inc. (“GCI”) (NASDAQ:GNCMA) today reported its 2010 results with revenues increasing 9.3 percent to $651.3 million over revenues of $595.8 million in 2009. Adjusted EBITDA increased $28.6 million or 14.8 percent over 2009 EBITDA of $192.9 million. EBITDA margin improved to 34.0 percent as compared to 32.4 percent for the prior year. Revenues and adjusted EBITDA were record high results for GCI.

Net income for 2010 totaled $9.0 million or earnings per diluted share of $0.17 and compares to net income of $3.5 million, or earnings per diluted share of $0.06 for 2009.

“For 2010 we recorded ‘yet another best year ever’ with revenues and EBITDA at all time highs of $651 million and $221 million respectively.” said GCI president Ron Duncan. “The increase of more than $28 million in EBITDA demonstrates the solid return generated by GCI’s investments.

“Our performance in the marketplace is exemplary, led by exceptional growth in wireless and continued strength across all of our other consumer businesses.

“During the year we purchased more than 8 million shares of our stock, returning more than $80 million in cash to shareholders. It is our expectation that we will continue to use available cash to repurchase shares subject to market conditions.”

For the fourth quarter of 2010, revenues totaled $165.0 million as compared to $147.5 million in the fourth quarter of 2009, an increase of 11.9 percent. Revenues were down $6.5 million sequentially when compared to third quarter 2010 revenues of $171.5 million. Approximately $3 million of the reduction was due to changes in estimates for receivables between the two quarters as a result of changes in certain USF payment rates. The balance of the reduction was due to normal seasonality.

Fourth quarter 2010 adjusted EBITDA totaled $50.3 million and compares to $45.0 million, an increase of 12.0 percent over the fourth quarter of 2009. On a sequential basis, EBITDA decreased $12.4 million or 19.8 percent from $62.7 million in the third quarter of 2010.

Sequential comparisons between the third and fourth quarter EBITDA are distorted by the effects of the $3 million in revenue adjustments referred to above plus a favorable $3.8 million adjustment to cost of goods sold recorded in the third quarter as a result of the resolution of several disputed billing issues. Consequently, more than half of the decrease between the two quarters is a result of adjustments and changes in estimates. The remaining amount is the result of normal seasonal effects and increased selling, general and administrative expenses (SG&A) for the fourth quarter of 2010.

GCI anticipates revenues of $685 million to $700 million and adjusted EBITDA of $233 million to $238 million for the year 2011.

GCI further anticipates it will incur capital expenditures of approximately $100 million for 2011, not including expenditures related to the TERRA-Southwest (TSW) project. GCI hopes to complete construction of the TSW project by the end of 2011. This would allow the project to be placed into service more than a year ahead of schedule. Residents of southwest Alaska would see the benefits of full terrestrial connectivity well ahead of schedule and GCI’s anticipated EBITDA from the project would be accelerated. The TSW project is expected to cost $88 million, of which approximately $9 million was expended in 2010. The TSW project will be funded by a $44 million grant and $44 million long term loan as previously announced by GCI.

Highlights
•
GCI repurchased 8,011,750 shares of its Class A common stock for the calendar year ended 2010 at an average price per share of $10.08. GCI is authorized to repurchase more than $100 million of its shares depending on company performance, market conditions, and liquidity, and is subject to board oversight. At the end of 2010 GCI had approximately 47.1 million shares outstanding.

•	GCI is the second largest wireless provider in Alaska with 138,700 wireless subscribers at the end of 2010, an increase of more than ten percent over the end of 2009.

•
Consumer revenues for 2010 totaled $342.9 million, an increase of 16.3 percent over 2009. Revenue increases were strong across all product lines during 2010. Fourth quarter 2010 revenues of $86.7 million increased 14.4 percent over the prior year.

•
GCI had 144,800 access lines at the end of 2010, representing an estimated 36 percent share of the total access line market in Alaska. Total access lines were up 1,200 in GCI’s consumer and commercial group offset by a decrease of 1,100 lines in its regulated operations. While net GCI access lines were relatively flat year to year, GCI’s market share increased more than 100 basis points due to a decline in the total size of the market.

•
GCI’s facilities-based access lines totaled 109,900, representing 76 percent of its total access lines at the end of 2010, an increase of 400 lines over the third quarter of 2010 and an increase of 2,600 lines when compared to the end of the fourth quarter of the prior year.

•
GCI had 116,400 consumer and commercial cable modem customers at the end of 2010, an increase of 1,200 over the 115,200 cable modem customers at the end of the third quarter 2010. Average monthly revenue per cable modem for the fourth quarter of 2010 was $53.47, an increase of 17.2 percent over the $45.63 figure posted in the fourth quarter of 2009 and an increase of 5.7 percent over the $50.61 figure posted for the third quarter of 2010.

Consumer
Consumer revenues increased 16.3 percent to $342.9 million as compared to $294.9 million in 2009. Growth was experienced across all product lines. Fourth quarter 2010 revenues of $86.7 million increased 14.4 percent over the prior year and decreased 2.3 percent sequentially. The sequential decrease in revenues was primarily due to the previously referenced USF adjustment for voice and wireless products.

Consumer voice revenues of $57.3 million increased 8.9 percent when compared to 2009. The increase in consumer voice revenues in 2010 when compared to the prior year was primarily due to customer growth and associated USF support for customer lines. Consumer local access lines in service at the end of 2010 totaled 84,800, an increase of 600 lines over 2009.

Fourth quarter 2010 voice revenues of $13.6 million increased 2.6 percent over the fourth quarter of 2009 and decreased 6.8 percent sequentially. The sequential decrease in revenues is primarily due to the USF adjustment. Total access lines increased by 100 lines sequentially.

GCI serves 77,400 consumer access lines on its own facilities, an increase of 2,200 lines over 2009 and 300 lines over the third quarter of 2010. More than 91 percent of consumer access lines are provisioned exclusively on GCI facilities.

Consumer video revenues of $118.5 million increased 6.7 percent over the prior year. Fourth quarter 2010 video revenues of $30.4 million increased 5.2 percent over the prior year and 2.2 percent sequentially. The increases are due in part to increases in video subscribers purchasing higher tiered services and renting high definition/digital video recorder converters. Consumer basic video subscribers totaled 130,000 at the end of 2010, a decrease of 500 subscribers from 2009 and from the third quarter of 2010.

Consumer data revenues of $61.4 million increased 21.9 percent over the prior year. Fourth quarter 2010 data revenues of $16.8 million increased 23.1 percent over the prior year and 6.6 percent sequentially. The increase in consumer data revenues is due to an increase in cable modem customers and increasing average monthly usage per cable modem. GCI added 5,500 consumer cable modem customers over the prior year and cable modem customer counts increased by 1,300 on a sequential basis.

Consumer wireless revenues increased to $105.7 million, an increase of 30.6 percent over 2009 driven by an increase in wireless subscribers. Since the end of the fourth quarter a year ago, Consumer has added 9,800 wireless customers, an increase of 8.5 percent.

Consumer wireless revenues increased 29.4 percent over the fourth quarter of 2009 and decreased 9.6 percent sequentially. The increase in quarterly revenue over the prior year is primarily due to strong subscriber growth and the sequential decrease in wireless revenues is primarily due to the change in USF payment rates. Consumer added 2,000 wireless customers during the fourth quarter of 2010.

Network Access
Network access revenues decreased 12.2 percent to $107.2 million as compared to $122.1 million in 2009. Fourth quarter revenues of $25.7 million decreased $1.8 million or 6.4 percent from the prior year and $2.5 million or 8.8 percent sequentially. The revenue decreases for the year were expected and primarily due to rate compression. The sequential decrease in quarterly revenues is primarily due to seasonality.

Voice revenues, as expected, decreased 41.7 percent from the prior year. Fourth quarter 2010 voice revenues of $6.6 million decreased 33.5 percent from the fourth quarter of the prior year and 24.0 percent sequentially. The decrease in voice revenues is primarily due to decreasing average revenue per minute and further transition of voice traffic to dedicated networks. The declining revenue per minute is largely due to the renegotiation of long-term contracts with GCI’s largest carrier customers during 2009. The sequential decrease in quarterly revenues is due in part to seasonality.

Data revenues were down 3.7 percent compared to 2009. Fourth quarter 2010 data revenue of $15.1 million increased $0.2 million or 1.2 percent over the fourth quarter of the prior year and increased $0.9 million or 6.5 percent sequentially. The increase in data revenues is primarily due to increases in data network capacity purchased by common carrier customers.

Wireless revenues, primarily related to roaming traffic, increased $8.3 million over the prior year. On a quarterly basis, wireless roaming revenues continue to increase as compared to the prior year. The decrease in quarterly sequential revenues is primarily due to seasonality.

Commercial
Commercial revenues for 2010 increased $18.3 million, an increase of 16.6 percent, to $128.5 million as compared to $110.1 million in 2009. The increase in revenues for the year is primarily due to increases in special project work.

Fourth quarter 2010 revenues of $33.2 million increased 21.0 percent over the fourth quarter of the prior year and decreased 6.3 percent on a sequential basis. Special project work revenues drove the increase in revenues over the prior year but were lower on a sequential basis as projects were completed during the fourth quarter.

Voice revenues for 2010 increased 2.9 percent over the prior year. Long distance minutes decreased 5.8 percent from the prior year. Voice revenues for the fourth quarter were steady as compared to the prior year and decreased 7.7 percent from the third quarter of 2010. The sequential decrease in revenues is primarily due to seasonality. Local access lines at the end of 2010 increased by 600 lines over 2009.

Commercial video revenues increased $2.0 million over the prior year primarily due to increased advertising revenue from political campaigns in 2010.

Commercial data service revenues include both transmission charges for data circuits and time and materials charges for GCI on-site support of customer operations. Data transport charges of $35.9 million increased by $1.6 million as compared to 2009 and time and material charges for support activities increased by $11.8 million to $40.9 million for 2010 as a result of increased activity primarily in the oil sector. Commercial data service revenues were $76.8 million in 2010, up $13.4 million over 2009.

Commercial wireless revenues totaled $8.7 million for 2010, an increase of 29.5 percent over the prior year. GCI had 13,800 Commercial wireless subscribers at the end of 2010, an increase of 3,500 subscribers over the prior year.

Managed Broadband
Managed broadband revenues totaled $50.0 million in 2010, an increase of 11.3 percent over $44.9 million in 2009. Fourth quarter 2010 revenue of $13.9 million increased 20.7 percent over the fourth quarter of the prior year and 2.9 percent sequentially.

Regulated Operations
Regulated operations revenues totaled $22.7 million in 2010 as compared to $23.8 million in 2009. Regulated operations revenues for the fourth quarter of 2010 were steady when compared to the fourth quarter of 2009 and the third quarter of 2010. Regulated operations had 10,000 local access lines at the end of the fourth quarter of 2010, a decrease of 200 access lines from the third quarter of 2010.

Other Items
SG&A expenses for 2010 totaled $228.8 million, an increase of 7.6 percent as compared to $212.7 million for 2009. The increase is due in part to increases in health care costs, labor and related benefits, and costs related to the aircraft accident. As a percentage of revenues, SG&A expenses decreased to 35 percent in 2010 as compared to 36 percent in 2009.

GCI’s 2010 capital expenditures totaled $100.6 million as compared to $119.3 million in 2009.

GCI will hold a conference call to discuss the quarter’s results on Thursday, March 10, 2011 beginning at 2 p.m. (Eastern). To access the briefing on March 10, call the conference operator between 1:50-2:00 p.m. (Eastern Time) at 888-566-6186 (International callers should dial 1-312-470-7480) and identify your call as “GCI.” In addition to the conference call, GCI will make available net conferencing. To access the call via net conference, log on to www.gci.com and follow the instructions. A replay of the call will be available for 72-hours by dialing 800-234-2079, access code 7461 (International callers should dial 402-220-9687.)

GCI is the largest telecommunications company in Alaska. GCI’s cable plant, which provides voice, video, and broadband data services, passes 90 percent of Alaska households. GCI operates Alaska’s most extensive terrestrial/subsea fiber optic network which connects not only Anchorage but also Fairbanks and Juneau/Southeast Alaska to the lower 48 states with a diversely routed, protected fiber network. GCI’s satellite network provides communications services to small towns and communities throughout rural Alaska. GCI’s newly constructed statewide mobile wireless network seamlessly links urban and rural Alaska for the first time in the state’s history.

      A pioneer in bundled services, GCI is the top provider of voice, data, and video services to Alaska consumers with a 70 percent share of the consumer broadband market. GCI is also the leading provider of communications services to enterprise customers, particularly large enterprise customers with complex data networking needs. More information about GCI can be found at www.gci.com.

The foregoing contains forward-looking statements regarding GCI’s expected results that are based on management’s expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI’s control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI’s cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.

#    #    #

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Amounts in thousands)
	December 31,	December 31,
Assets	2010	2009

Current assets:
Cash and cash equivalents	$33,070	48,776

Receivables	132,856	147,859
Less allowance for doubtful receivables	9,189	7,060
Net receivables	123,667	140,799

Deferred income taxes	10,145	17,618
Prepaid expenses	5,950	4,491
Inventories	5,804	9,278
Other current assets	3,940	5,872
Total current assets	182,576	226,834

Property and equipment in service, net of depreciation	798,278	823,080
Construction in progress	31,144	26,161
Net property and equipment	829,422	849,241

Cable certificates	191,635	191,565
Goodwill	73,932	73,452
Wireless licenses	25,967	25,967
Other intangible assets, net of amortization	17,717	19,561
Deferred loan and senior notes costs, net of amortization	13,661	13,168
Other assets	16,850	18,609
Total other assets	339,762	342,322
Total assets	$1,351,760	1,418,397

		(Continued)

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Continued)

(Amounts in thousands)
	December 31,	December 31,
Liabilities and Stockholders' Equity	2010	2009

Current liabilities:
Current maturities of obligations under long-term debt and capital leases	$7,652	9,892
Accounts payable	35,589	30,697
Deferred revenue	17,296	21,404
Accrued payroll and payroll related obligations	22,132	21,874
Accrued interest	13,456	14,821
Accrued liabilities	12,557	15,037
Subscriber deposits	1,271	1,549
Total current liabilities	109,953	115,274

Long-term debt, net	779,201	771,247
Obligations under capital leases, excluding current maturities	84,144	89,279
Obligation under capital lease due to related party, excluding current maturity	1,885	1,876
Deferred income taxes	102,401	100,386
Long-term deferred revenue	49,175	52,342
Other liabilities	24,495	21,676
Total liabilities	1,151,254	1,152,080

Commitments and contingencies
Stockholders’ equity:
Common stock (no par):
Class A. Authorized 100,000 shares; issued 44,213 and 51,899 shares at December 31, 2010 and 2009, respectively; outstanding 43,958 and 51,627 shares at December 31, 2010 and 2009, respectively	69,396	150,911

Class B. Authorized 10,000 shares; issued and outstanding 3,178 and 3,186 shares at December 31, 2010 and 2009, respectively; convertible on a share-per-share basis into Class A common stock	2,677	2,684

Less cost of 255 and 272 Class A and Class B common shares held in treasury at December 31, 2010 and 2009, respectively	(2,249)	(2,339)

Paid-in capital	37,075	30,410
Retained earnings	93,607	84,651
Total stockholders' equity	200,506	266,317

Total liabilities and stockholders' equity	$1,351,760	1,418,397

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

	(Unaudited)
(Amounts in thousands, except per share amounts)	2010	2009	2008

Revenues	$651,250	$595,811	575,442

Cost of goods sold (exclusive of depreciation and amortization shown separately below)	207,817	193,676	203,058
Selling, general and administrative expenses	228,808	212,671	210,306
Depreciation and amortization expense	126,114	123,362	114,369
Operating income	88,511	66,102	47,709

Other income (expense):
Interest expense (including amortization and write-off of deferred loan fees)	(70,329)	(58,761)	(50,363)
Interest and investment income	261	111	576
Other	-	-	(217)
Other expense, net	(70,068)	(58,650)	(50,004)

Income (loss) before income tax expense	18,443	7,452	(2,295)

Income tax expense	9,488	3,936	1,077

Net income (loss)	8,955	3,516	(3,372)

Net income attributable to the non-controlling interest	-	-	1,503

Net income (loss) attributable to General Communication, Inc.	$8,955	$3,516	(1,869)

Basic net income (loss) attributable to General Communication, Inc. common stockholders per Class A common share	$0.17	$0.07	(0.04)
Basic net income (loss) attributable to General Communication, Inc. common stockholders per Class B common share	$0.17	$0.07	(0.04)
Diluted net income (loss) attributable to General Communication, Inc. common stockholders per Class A common share	$0.17	$0.06	(0.04)
Diluted net income (loss) attributable to General Communication, Inc. common stockholders per Class B common share	$0.17	$0.06	(0.04)
Common shares used to calculate Class A basic EPS	50,076	50,159	49,080

Common shares used to calculate Class A diluted EPS	53,426	53,848	52,321

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Fourth Quarter 2010						Fourth Quarter 2009
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$13,606	6,561	7,404	-	5,443	33,014	$13,264	9,862	7,457	-	5,230	35,813
Video	30,379	-	3,269	-	-	33,648	28,872	-	2,584	-	-	31,456
Data	16,833	15,134	20,279	13,942	-	66,188	13,673	14,959	15,658	11,552	-	55,842
Wireless	25,850	4,033	2,263	-	-	32,146	19,977	2,669	1,753	-	-	24,399
Total	86,668	25,728	33,215	13,942	5,443	164,996	75,786	27,490	27,452	11,552	5,230	147,510

Cost of goods sold	27,282	6,576	15,686	4,089	1,037	54,670	24,794	6,477	12,603	3,196	1,234	48,304

Contribution	59,386	19,152	17,529	9,853	4,406	110,326	50,992	21,013	14,849	8,356	3,996	99,206

Less SG&A	34,271	9,649	10,559	4,683	3,153	62,315	29,111	10,447	8,950	3,691	3,122	55,321
EBITDA	25,115	9,503	6,970	5,170	1,253	48,011	21,881	10,566	5,899	4,665	874	43,885

Add share-based compensation	1,032	479	332	191	3	2,037	328	274	203	102	-	907
Add accretion	149	71	43	26	-	289	-	-	-	-	-	-
Add non-cash contribution adjustment	-	-	-	-	-	-	74	49	25	12	-	160
Adjusted EBITDA	$26,296	10,053	7,345	5,387	1,256	50,337	$22,283	10,889	6,127	4,779	874	44,952

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Fourth Quarter 2010						Third Quarter 2010
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$13,606	6,561	7,404	-	5,443	33,014	$14,601	8,636	8,025	-	5,595	36,857
Video	30,379	-	3,269	-	-	33,648	29,720	-	2,953	-	-	32,673
Data	16,833	15,134	20,279	13,942	-	66,188	15,797	14,208	22,211	13,548	-	65,764
Wireless	25,850	4,033	2,263	-	-	32,146	28,595	5,360	2,260	-	-	36,215
Total	86,668	25,728	33,215	13,942	5,443	164,996	88,713	28,204	35,449	13,548	5,595	171,509

Cost of goods sold	27,282	6,576	15,686	4,089	1,037	54,670	25,374	5,547	16,731	3,545	1,289	52,486

Contribution	59,386	19,152	17,529	9,853	4,406	110,326	63,339	22,657	18,718	10,003	4,306	119,023

Less SG&A	34,271	9,649	10,559	4,683	3,153	62,315	33,248	8,178	9,955	4,392	2,759	58,532
EBITDA	25,115	9,503	6,970	5,170	1,253	48,011	30,091	14,479	8,763	5,611	1,547	60,491

Add share-based compensation	1,032	479	332	191	3	2,037	1,121	549	362	215	3	2,250
Add accretion	149	71	43	26	-	289	-	-	-	-	-	-
Add non-cash contribution adjustment	-	-	-	-	-	-	-	-	-	-	-	-
Adjusted EBITDA	$26,296	10,053	7,345	5,387	1,256	50,337	$31,212	15,028	9,125	5,826	1,550	62,741

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Twelve Months Ended December 31, 2010						Twelve Months Ended December 31, 2009
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$57,317	29,032	31,720	-	22,705	140,774	52,654	49,837	30,830	-	23,804	157,125
Video	118,475	-	11,178	-	-	129,653	110,986	-	9,175	-	-	120,161
Data	61,364	61,494	76,823	49,962	-	249,643	50,327	63,862	63,383	44,875	-	222,447
Wireless	105,742	16,701	8,737	-	-	131,180	80,958	8,373	6,747	-	-	96,078
Total	342,898	107,227	128,458	49,962	22,705	651,250	294,925	122,072	110,135	44,875	23,804	595,811

Cost of goods sold	104,481	25,030	59,885	14,012	4,409	207,817	96,894	27,253	52,245	11,135	6,149	193,676

Contribution	238,417	82,197	68,573	35,950	18,296	443,433	198,031	94,819	57,890	33,740	17,655	402,135

Less SG&A	127,130	33,566	38,838	17,338	11,936	228,808	112,883	38,348	35,363	14,450	11,627	212,671
EBITDA	111,287	48,631	29,735	18,612	6,360	214,625	85,148	56,471	22,527	19,290	6,028	189,464

Add share-based compensation	3,361	1,598	1,117	651	6	6,733	1,145	891	549	219	-	2,804
Add accretion	149	71	43	26	-	289	-	-	-	-	-	-
Add non-cash contribution adjustment	(81)	(41)	(24)	(14)	-	(160)	294	201	98	47	-	640
Adjusted EBITDA	$114,716	50,259	30,871	19,275	6,366	221,487	$86,587	57,563	23,174	19,556	6,028	192,908

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
(Unaudited)

				December 31, 2010		December 31, 2010
				as compared to		as compared to
	December 31,	December 31,	September 30,	December 31,	September 30,	December 31,	September 30,
	2010	2009	2010	2009	2010	2009	2010
Consumer
Voice
Long-distance subscribers	88,200	90,500	89,000	(2,300)	(800)	-2.5%	-0.9%
Total local access lines in service	84,800	84,200	84,700	600	100	0.7%	0.1%
Local access lines in service on GCI facilities	77,400	75,200	77,100	2,200	300	2.9%	0.4%

Video
Basic subscribers	130,000	130,500	130,500	(500)	(500)	-0.4%	-0.4%
Digital programming tier subscribers	81,800	79,600	80,600	2,200	1,200	2.8%	1.5%
HD/DVR converter boxes	88,100	81,500	87,500	6,600	600	8.1%	0.7%
Homes passed	238,500	232,400	234,900	6,100	3,600	2.6%	1.5%

Data
Cable modem subscribers	105,700	100,200	104,400	5,500	1,300	5.5%	1.2%

Wireless
Wireless lines in service	124,900	115,100	122,900	9,800	2,000	8.5%	1.6%

Network Access Services
Data:
Total ISP access lines in service	1,700	1,700	1,700	-	-	0.0%	0.0%
Total ISP access lines in service on GCI facilities	1,300	1,400	1,300	(100)	-	-7.1%	0.0%

Commercial
Voice:
Long-distance subscribers	9,100	9,500	9,300	(400)	(200)	-4.2%	-2.2%
Total local access lines in service	48,300	47,700	48,100	600	200	1.3%	0.4%
Local access lines in service on GCI facilities	21,200	19,600	20,900	1,600	300	8.2%	1.4%

Video
Hotels and mini-headend subscribers	15,300	15,400	16,000	(100)	(700)	-0.6%	-4.4%
Basic subscribers	1,800	1,700	1,800	100	-	5.9%	0.0%
Total basic subscribers	17,100	17,100	17,800	-	(700)	0.0%	-3.9%

Data
Cable modem subscribers	10,700	10,500	10,800	200	(100)	1.9%	-0.9%

Wireless
Wireless lines in service	13,800	10,300	13,600	3,500	200	34.0%	1.5%

Regulated Operations
Voice:
Total local access lines in service	10,000	11,100	10,200	(1,100)	(200)	-9.9%	-2.0%

				December 31, 2010		December 31, 2010
	Three Months Ended			as Compared to		as Compared to
	December 31,	December 31,	September 30,	December 31,	September 30,	December 31,	September 30,
	2010	2009	2010	2009	2010	2009	2010
Consumer
Voice
Long-distance minutes carried (in millions)	26.2	28.8	25.6	(2.6)	0.6	-9.0%	2.3%

Video
Average monthly gross revenue per subscriber	$77.77	$73.57	$75.85	$4.20	$1.92	5.7%	2.5%

Wireless
Average monthly gross revenue per subscriber	$64.88	$54.48	$74.61	$10.40	$(9.73)	19.1%	-13.0%

Network Access Services
Voice
Long-distance minutes carried (in millions)	185.0	199.3	205.4	(14.3)	(20.4)	-7.2%	-9.9%

Commercial
Voice:
Long-distance minutes carried (in millions)	27.3	28.6	29.8	(1.3)	(2.5)	-4.5%	-8.4%

Total
Long-distance minutes carried (in millions)	238.5	256.7	260.8	(18.2)	(22.3)	-7.1%	-8.6%

				December 31, 2010		December 31, 2010
	Twelve Months Ended			as Compared to		as Compared to
	December 31,	December 31,		December 31,		December 31,
	2010	2009		2009		2009
Consumer
Voice
Long-distance minutes carried (in millions)	106.9	114.7		(7.8)		-6.8%

Network Access Services
Voice
Long-distance minutes carried (in millions)	785.4	840.0		(54.6)		-6.5%

Commercial
Voice:
Long-distance minutes carried (in millions)	116.0	123.2		(7.2)		-5.8%

Total
Long-distance minutes carried (in millions)	1,008.3	1,077.9		(69.6)		-6.5%

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

	Three Months Ended
	December 31, 2010	December 30, 2009	September 30, 2010
Net income (loss)	$(2.2)	(3.7)	7.6
Income tax expense (benefit)	(0.8)	(2.6)	4.9
Income (loss) before income tax expense (benefit)	(3.0)	(6.3)	12.5

Other (income) expense:
Interest expense (including amortization and write-off of deferred loan fees)	17.1	19.7	17.8
Interest income	---	(0.1)	(0.1)
Other expense, net	17.1	19.6	17.7

Operating income	14.1	13.3	30.2
Depreciation and amortization expense	33.9	30.6	30.3

EBITDA (Note 2)	48.0	43.9	60.5
Share-based compensation	2.0	0.9	2.2
Accretion	0.3	---	---
Non-cash contribution adjustment	---	0.2	---
Adjusted EBITDA (Note 1)	$50.3	45.0	62.7

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

	Year Ended
	December 31, 2010	December 31, 2009
Net income	$9.0	3.5
Income tax expense	9.4	3.9
Income before income tax expense	18.4	7.4

Other (income) expense:
Interest expense (including amortization and write-off of deferred loan fees)	70.3	58.8
Interest income	(0.2)	(0.1)
Other expense, net	70.1	58.7

Operating income	88.5	66.1
Depreciation and amortization expense	126.1	123.4

EBITDA (Note 2)	214.6	189.5
Share-based compensation	6.7	2.8
Accretion	0.3	---
Non-cash contribution adjustment	(0.1)	0.6
Adjusted EBITDA (Note 1)	$221.5	192.9

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

Notes:
(1) EBITDA (as defined in Note 2 below) before deducting share-based compensation, accretion and non-cash contribution adjustment.

(2) Earnings Before Interest, Taxes, Depreciation and Amortization is the sum of Net Income, Interest Expense (including Amortization of Deferred Loan Fees), Interest Income, Income Tax Expense, and Depreciation and Amortization Expense.  EBITDA is not presented as an alternative measure of net income, operating income or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America.  GCI's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes.  GCI believes EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures.  In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value.  EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses.  EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.